Exhibit 34.1

Report of Independent Registered Public Accounting Firm (Ernst & Young LLP)

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholder

Nissan Motor Acceptance Corporation

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance With Applicable Servicing Criteria, that Nissan Motor Acceptance Corporation (the Company) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for registered asset-backed securities sponsored by the Company involving securitization of motor vehicle retail installment sale contracts and lease contracts serviced by the Company (the “Platform”), except for the instance of material noncompliance described therein, as of and for the year ended March 31, 2018, and except for Items 1122 (d)(1)(iii), 1122 (d)(1)(iv), 1122 (d)(2)(iv), 1122 (d)(2)(vi), 1122 (d)(3)(iv), 1122 (d)(4)(ix), 1122 (d)(4)(x), 1122 (d)(4)(xi), 1122 (d)(4)(xii), 1122 (d)(4)(xiii), 1122 (d)(4)(xv) and the following servicing criteria as they pertain to the actual disbursement or remittance of funds to investors: 1122(d)(2)(ii), 1122(d)(3)(ii) and 1122(d)(3)(iii), which the Company has determined are not applicable to the activities performed by it with respect to the Platform covered by this report. Appendix A identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination. Our examination disclosed the following material instance of noncompliance with servicing criteria 1122 (d)(4)(vi) applicable to the Company during the year ended March 31, 2018. With respect to servicing criteria (d)(4)(vi), extensions were not made, reviewed and approved as specified in the transaction agreements for certain transactions within the Platform.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, and the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by Regulation AB Compliance and Disclosure Interpretations of the SEC’s Division of Corporation Finance, Section 200.06, “Vendors Engaged by Servicers” (C&DI 200.06). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination disclosed the following material instance of noncompliance with servicing criteria 1122 (d)(4)(vi) applicable to the Company during the year ended March 31, 2018. With respect to servicing criteria (d)(4)(vi), extensions were not made, reviewed and approved as specified in the transaction agreements for certain transactions within the Platform.

Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in management’s assertion, for servicing criteria 1122 (d)(2)(i), 1122 (d)(2)(vii), 1122 (d)(4)(i), 1122 (d)(4)(ii), 1122 (d)(4)(vii) and 1122 (d)(4)(xiv), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that none of these vendors are considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by C&DI 200.06. As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

The information in the Report on Assessment of Compliance with Applicable Servicing Criteria in Appendix B is presented by the Company for information purposes. Such information has not been subjected to the procedures applied in our examination of management’s assertion as described above and accordingly, we express no opinion on it.

In our opinion, except for the material instance of noncompliance described in the third paragraph, the Company complied, in all material respects, with the aforementioned servicing criteria as of and for the year ended March 31, 2018.

/s/ Ernst & Young LLP

June 26, 2018

APPENDIX A

Nissan Auto Receivables Owner Trust (NAROT)

Nissan Auto Receivables 2013-A (NAR 13-A)
Nissan Auto Receivables 2013-B (NAR 13-B)
Nissan Auto Receivables 2013-C (NAR 13-C)
Nissan Auto Receivables 2014-A (NAR 14-A)
Nissan Auto Receivables 2014-B (NAR 14-B)
Nissan Auto Receivables 2015-A (NAR 15-A)
Nissan Auto Receivables 2015-B (NAR 15-B)
Nissan Auto Receivables 2015-C (NAR 15-C)
Nissan Auto Receivables 2016-A (NAR 16-A)
Nissan Auto Receivables 2016-B (NAR 16-B)
Nissan Auto Receivables 2016-C (NAR 16-C)
Nissan Auto Receivables 2017-A (NAR 17-A)
Nissan Auto Receivables 2017-B (NAR 17-B)
Nissan Auto Receivables 2017-C (NAR 17-C)
Nissan Auto Receivables 2018-A (NAR 18-A)

Nissan Auto Lease Trust (NALT)
Nissan Auto Lease Trust 2014-B (NALT 14-B)
Nissan Auto Lease Trust 2015-A (NALT 15-A)
Nissan Auto Lease Trust 2015-B (NALT 15-B)
Nissan Auto Lease Trust 2016-A (NALT 16-A)
Nissan Auto Lease Trust 2016-B (NALT 16-B)
Nissan Auto Lease Trust 2017-A (NALT 17-A)
Nissan Auto Lease Trust 2017-B (NALT 17-B)